Exhibit 16.1

November 12, 2007

U. S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549-2001

Gentlemen:

On November 12, 2007, S. W. Hatfield, CPA (Firm) received a draft copy of a Form 8-K/A to be filed by Network Capital, Inc. (Company) (SEC File #000-32155, CIK #1129279) reporting an Item 4.01 - Change in Registrant’s Certifying Accountant and our termination as auditor for the Company, effective October 18, 2007.

Based upon the draft version of the document that we were provided, we have no disagreements with the statements made in the Form 8-K,  Item 4.01 disclosures to be filed on or about November 12, 2007.

Yours truly,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA

Dallas, Texas